Exhibit (j)

   CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
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We consent to the references to our firm under the caption "Financial
Highlights" for the DWS Disciplined Market Neutral Fund and DWS Select Alternative Allocation Fund in the related Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the DWS Equity Trust Statements of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 35 to the Registration Statement (Form N-1A, No. 333-43815) of our reports dated October 23, 2009, respectively, on the financial statements and financial highlights of DWS Disciplined Market Neutral Fund and DWS Select Alternative Allocation Fund, included in each Fund's Annual Report dated August 31, 2009.


                                                     /s/ Ernst & Young LLP

Boston, Massachusetts
November 24, 2009